Exhibit 10.16

August 13, 2021

Re: Third Amendment to Convertible Note Purchase Agreement dated April 1, 2020

Reference is made to the following:

(i) Convertible Note Purchase Agreement, dated April 1, 2020, (the "Convertible Note Agreement") entered by and among Citrine Global, Corp. (the "Company") and certain related entities, including Citrine High Tech 7 LP, Citrine 8 LP, Citrine 9 LP and , the holders of the Outstanding Notes refered to below, and as further amended on June 12, 2020 and April 12, 2021;

(ii) Convertible Promissory Note in the principal amount of $100,000 issued by the Company on June 15, 2020 to the order of Citrine 8 LP and due December 14, 2021 ("Note 1");

(iii) Convertible Promissory Note in the principal amount of $170,000 issued by the Company on April 19, 2020 to the order of Citrine Hi Tech 7 LP and due April 18, 2022("Note 2");

(iv) Convertible Promissory Note in the principal amount of $900,000 issued by the Company on June 15, 2020 to the order of Citrine 9 LP and due December 14, 2021("Note 3"); and

(v) Convertible Promissory Note in the principal amount of $350,000 issued by the Company on June 21, 2020 to the order of Citrine 8 LP and due December 21, 2022 ("Note 4"; together with Note 1, Note 2, Note 3, the "Outstanding Notes")

Background: On April 12, 2021, the Company and the holders of the Outstanding Notes entered into the Second Amendment to the Convertible Note Agreement (hereinafter, the "Second Amendment") pursuant to which (i) the interest rate on the Outstanding Notes was adjusted to 9% retroactive to January 1, 2021, (ii) the exercise price of the A Warrants and the B Warrants attached to the Outstanding Notes was changed to a fixed price of $0.10 and (iii) the Company undertook to repay the principal and accrued interest on the Outstanding Notes from the proceeds of an investment in the Company with net proceeds to the Company of $ 5 million. As the Company previously disclosed that it has applied to list its common stock on Nasdaq, the Company desires to amend the conversion terms on the Outstanding Notes to a fixed price of $0.10 and to confirm certain other matters that the parties intended to address at the time of the Second Amendment among the holders of the Outstanding Notes and the Company.

1. Amendment to the Convertible Note Agreement. To date, the holders of the above referenced Outstanding Notes have advanced to the Company $1,520,000 from the $1.8 million previously agreed to under the Convertible Loan Agreement. The Holders of the above referenced Outstanding Notes are willing to reinstate and extend the Draw Down Period (as defined under the Convertible Note Agreement) to allow the Company, if needed to borrow the balance of $280,000, if needed by the Company. Accordingly, the Draw Down Period (as defined under the Convertible Note Agreement) is hereby reinstated and, except as hereinafter provided, will continue in effect on the existing terms specified in the Convertible Note Agreement through March 31, 2022.

2. Amendment to the Outstanding Notes. In consideration of the agreements of the Company in the Second Amendment, , the Company and the Holders of the Outstanding Notes intend to amend each of the Outstanding Notes as provided below:

(i) Extension of Maturity Date. The parties hereby agree to extend the Maturity Date (as defined in each of the Outstanding Notes) to July 31, 2023. Accordingly, the Maturity Date in each of

the Outstanding Notes is hereby amended accordingly.

(ii) Amendment to Section 1.8 (Prepayment). The following text is hereby added to Section 1.8 of the Outstanding Notes:

"In the event of an investment of at least $5 million of the Company's securities is consummated by the Company, then the Company shall repay the principal amount and annual interest of the Notes out from those proceeds"

(iii) Amendment to Section 1.2 (Conversion Price). Section 1.2 is hereby amended to delete the text thereunder and replace with the following.

"The conversion price per share of the Common Stock shall be $0.10 (the "Conversion Price")".

(iv) Amendment to Section 1.6. Section 1.6 is hereby amended to insert a new paragraph (b) and to renumber existing paragraph (b) accordingly.

"(b) If, at any time while any portion of this Note remains outstanding, the Company effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on Common Stock consisting of shares of Common Stock, the Conversion Price and any other amounts calculated as contemplated hereby or by any of the other Agreements shall be equitably adjusted to reflect such action. By way of illustration, and not in limitation, of the foregoing, (i) if the Company effectuates a 2:1 split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such split, the Conversion Price shall be deemed to be one-half of what it had been immediately prior to such split; (ii) if the Company effectuates a 1:10 reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the Conversion Price shall be deemed to be ten times what it had been calculated to be immediately prior to such split; and (iii) if the Company declares a stock dividend of one share of Common Stock for every 10 shares outstanding, thereafter, with respect to any conversion for which the Company issues shares after the record date of such dividend, the Conversion Price shall be deemed to be such amount multiplied by a fraction, of which the numerator is the number of shares (10 in the example) for which a dividend share will be issued and the denominator is such number of shares plus the dividend share(s) issuable or issued thereon (11 in the example)"

(v) Consent to Sale (Section 2.3 of the Convertible Note Agreement and the Outstanding Notes). By their signature, the Holders of the Outstanding Notes are deemed to have consented to the sale by the Company of its shareholdings in Intelicanna Ltd. without reference to any specified use of the proceeds thereof.

This Amendment Letter shall become effective as of the date hereof. There are no conditions precedent or subsequent to the effectiveness of this Amendment Letter. Except as modified by the terms of this Amendment Letter, the terms and provisions of the Convertible Loan Agreement and the Outstanding Notes shall remain unmodified and in full force and effect. Other than as stated herein, this Amendment Letter shall not operate as a waiver of any condition or obligation imposed on the parties under the Convertible Loan Agreement and the Outstanding Notes. In the event of any conflict, inconsistency, or incongruity between any provision of this Amendment Letter and any provision of the Convertible Loan Agreement and the Outstanding Notes, the provisions of this Amendment Letter shall govern and control. This Amendment shall not be changed or modified orally, but only by an instrument in writing signed by the parties.

[*Signature Page Follows*]

IN WITNESS WHEREOF, the undersigned have executed this Letter Amendment as of the date first written above.

CITRINE GLOBAL, CORP	CITRINE 8 LP
By: /S/Ilanit Halperin Name: Ilanit Halperin Title CFO, Director	By: /S/ Yaron Pitaru Name: Yaron Pitaru Title: Partner, Director
CITRINE HIGH TECH 7 LP	CITRINE 9 LP
By: /S/Yaron Pitaru Name Yaron Pitaru Title Partner, Director	By: /S/ Yaron Pitaru Name: Yaron Pitaru Title: Partner, Director